Exhibit 10.1

DATED: February 10, 2021

AGEX THERAPEUTICS INC.

(as Borrower)

- and -

JUVENESCENCE, LIMITED

(as Lender)

AMENDMENT NO. 1 TO LOAN FACILITY AGREEMENT

THIS AMENDMENT NO. 1, made as of February 10, 2021 (this “Amendment”), TO THE LOAN FACILITY AGREEMENT, dated as of August 13, 2019 (the “Original Loan Agreement” and, as amended hereby, the “Loan Agreement”)

BETWEEN

(1)	AGEX THERAPEUTICS INC., a company incorporated in Delaware (the “Borrower’’); and

(2)	JUVENESCENCE, LIMITED, a company incorporated in the Isle of Man (the “Lender’’),

each a “party” and together the” parties”.

PRELIMINARY

The Lender has agreed to increase the unsecured loan facility available to the Borrower under the Original Loan Agreement by up to US$4,000,000 (four million dollars) on the terms and conditions set out in this Amendment.

AMENDMENTS TO OPERATIVE PROVISIONS

A The definition of Availability Period in Clause 1.1 of the Original Loan Agreement is hereby amended, restated and replaced by the following:

“Availability Period” means the period starting on the date of this Agreement and ending on February 14, 2022 or, if earlier, on the date a Qualified Offering is consummated by the Borrower as contemplated by Clause 6.

B The definition of Commitment in Clause 1.1 of the Original Loan Agreement is hereby amended, restated and replaced by the following:

“Commitment” means US$6,000,000 (six million dollars).

C The definition of Repayment Date in Clause 1.1 of the Original Loan Agreement is hereby amended, restated and replaced by the following:

“Repayment Date” means February 14, 2022.

D The following definitions shall be added to Clause 1.1 of the Original Loan Agreement:

“Drawdown Amount” means the Advance delivered to Borrower by Lender upon delivery of each Drawdown Notice.

“Drawdown Market Price” with respect to any Drawdown Amount means the Market Price of the Shares as of the date of the applicable Drawdown Notice.

“Market Price” means the last closing price of the Borrower’s shares on the Applicable Exchange preceding the delivery of the relevant Conversion Notice; provided, that if the Borrower’s shares are not listed on any such securities exchange, the “Market Price” shall mean (a) the closing sales price of the Borrower’s shares on such day as quoted on the OTC Bulletin Board, the OTC Markets Group, Inc. electronic inter-dealer quotation system, including OTCQX, OTCQB and OTC Pink (collectively the “Pink OTC Markets”), or similar quotation system or association; or (b) if there have been no sales of the Borrower’s shares on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association on such day, the average of the highest bid and lowest asked prices for the Borrower’s shares quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association at the end of such day; in each case, averaged over twenty (20) consecutive trading days ending on the trading day immediately prior to the day as of which “Market Price” is being determined; provided, further, that if at any time the Borrower’s shares are not listed on any domestic securities exchange or quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association, the “Market Price” of the Borrower’s shares shall be the fair market value per share as determined jointly by the Borrower’s Board of Directors and the Lender.

“Origination Fee” means a fee of US$160,000 payable by the Borrower to the Lender.

“19.9% Cap” means 19.9% of the number of Shares outstanding on the date of this Amendment in the case of a conversion of a Drawdown Amount under Clause 6 or Clause 6A.

“50% Cap” means one share less than 50% of the total outstanding shares of Borrower as of the date on which the 50% Cap is determined.

E Clause 2.2 of the Original Loan Agreement is hereby amended by adding the following proviso to the end of Clause 2.2 of the Original Loan Agreement:

(and shall be drawn-down in accordance with a budget agreed by the Parties from time-to-time). To enable the Parties to monitor the use of funds not later than ten (10) days before the commencement of each calendar month, the Borrower will furnish the Lender with detailed monthly cash expenditure forecasts for such month and also five (5) days after each month end, a variance analysis for the preceding month of actual versus forecast cash expenditure, in each case in a form reasonably satisfactory to the Lender. Until such time as there are no sums outstanding under the Loan Agreement, Borrower shall not use more than $250,000, in the aggregate, of amounts drawn down on the Facility or under that certain secured Convertible Facility Agreement, dated March 30, 2020, by and among, inter alia, the Lender and the Borrower in connection with any activities, expenses, efforts, investments or arrangements with or involving Reverse Bioengineering; nor shall Borrower incur any additional Indebtedness until such time as there are no sums outstanding under the Loan Agreement.

F Clause 3.1 of the Original Loan Agreement is hereby amended, restated and replaced by the following:

3.1	Mechanics – Drawdown of funds shall be subject to the Lender’s written consent which shall only be provided after consultation between the Lender and the Borrower but determined in the Lender’s sole discretion. The Lender shall make an Advance to the Borrower if:

(a)	the Lender has received a duly completed Drawdown Notice from the Borrower not less than thirty (30) Business Days prior to the proposed drawdown date;

(b)	the proposed drawdown date is a Business Day falling within the Availability Period;

(c)	no Termination Notice is served by the Lender within three (3) Business Days prior to the Drawdown Notice;

(d)	no Default is continuing on the date the Drawdown Notice is received by the Lender or on the proposed drawdown date;

(e)	the amount to be drawn down under the Drawdown Notice is in denominations of US$1,000,000; and

(f)	unless agreed otherwise in writing by the Lender, there shall not have been an Advance made by the Lender to the Borrower within the previous thirty (30) Business Days.

G Section 4 of the Original Loan Agreement shall be renamed “Origination Fee” and Interest” and a new Clause 4.2 shall be added following Clause 4.1 in the Original Loan Agreement as follows:

4.2	Origination Fee - The Borrow shall pay to the Lender, to the extent not previously paid in accordance with Section 6A, the Origination Fee on the earlier to occur of conversion pursuant to Section 6 or upon repayment of the Loan pursuant to Clause 5.1. If the Origination Fee becomes payable as a result of a conversion pursuant to Section 6, the Lender shall have the option to accept such Origination Fee in cash or Shares, and if the Lender elects for the Origination Fee to be paid in Shares, the amount of such Origination Fee shall be added to the principal amount of the Loan outstanding for purposes of calculating the total number of Shares issuable to the Lender pursuant to Section 6. For the avoidance of doubt, any portion of the Origination Fee not paid prior to the Repayment Date shall be paid by the Borrower to the Lender in full on the Repayment Date.

H Clause 6.4 of the Original Loan Agreement shall be amended by adding the words “(including the principal thereof and any accrued but unpaid interest thereon)” after the second use of the word “repaid” in the first sentence of such Clause 6.4.

I. Clause 6.6 of the Original Loan Agreement is hereby amended, restated and replaced by the following:

6.6	Each Advance to Borrower shall be treated as a separate tranche for the purposes of determining the applicability of the 19.9% Cap limitation set forth in this Clause 6.6, and each such tranche may have a different Drawdown Market Price. Only Shares issuable upon the conversion of a Drawdown Amount with a Drawdown Market Price that was higher than the lowest price per Share or Unit paid by investors for Shares or Units in the Qualified Offering (“Borrower Conversion Price”), shall be aggregated for the purposes of determining the applicability of the 19.9% Cap limitations as set forth in this Clause 6.6. If under the rules of the Applicable Exchange, approval by the stockholders of Borrower would be required in connection with the issuance of Shares or Units upon any conversion under this Clause 6, then unless and until such stockholder approval has been obtained, (a) the maximum amount of each tranche’s Drawdown Amount that may be converted into Shares or Units (including Shares issued separately or as a part of a Unit) at a Borrower Conversion Price lower than the Drawdown Market Price applicable to the Drawdown Amount being converted shall be an amount entitling Lender to receive a number of Shares that, when added to any Shares (including Shares that are part of a Unit) issued to Lender in the Qualified Offering or that are otherwise deemed by the Applicable Exchange to be issued to Lender connection with the consummation of the Qualified Offering, would equal the 19.9% Cap, and (b) the maximum amount of the Outstanding Amount that may be converted into Shares or Units shall be an amount entitling Lender to receive a number of Shares (including Shares that are part of a Unit) that, when added to other Shares owned by Lender immediately prior to such Qualified Offering and added to any Shares (including Shares that are part of a Unit) issued to Lender in the Qualified Offering and any Shares issued to Lender upon the exercise of Warrants in connection with the conversion or in connection with the Qualified Offering, would equal the 50% Cap. To the extent any Outstanding Amount cannot be so converted as a result of the 19.9% Cap or the 50% Cap such amount shall remain outstanding as loan funds in accordance with the terms of this Agreement.”

J Section 6 of the Original Loan Agreement shall be renamed “Borrower Conversion” and a new Section 6A shall be added following Section 6 in the Original Loan Agreement as follows:

6A	Lender Conversion

6A.1	At any time while funds under this Agreement remain outstanding, at the Lender’s election, in lieu of repayment, the outstanding amount of the Loan, including any accrued but unpaid interest thereon and the Origination Fee (collectively, the “Outstanding Amount”) (or any part thereof) may be converted into a number of fully paid and non-assessable Shares of the Borrower. The conversion price shall be equal to the Market Price on the date prior to the date the Lender delivers a Conversion Notice in accordance with Clause 6A.2 below.

6A.2	In order to elect to convert some or all of the Outstanding Amount into Shares, the Lender shall give to the Borrower a notice of such election (a “Conversion Notice”) specifying a date, which is not less than five (5) Business Days following, on which such outstanding amount (as notified in the Conversion Notice) shall be converted to new Shares. The number of Shares issued by the Borrower shall be rounded down to the nearest whole number of shares (i.e. no fractional shares shall be issued by the Borrower).

6A.3	Each Advance to Borrower shall be treated as a separate tranche for the purpose of determining the applicability of the 19.9% Cap limitations set forth in this Clause 6A.3, and each such tranche may have a different Drawdown Market Price. Only Shares issuable upon the conversion of a Drawdown Amount with a Drawdown Market Price that is higher than the conversion price as determined under Clause 6A.1, shall be aggregated for the purposes of determining the applicability of the 19.9% Cap limitations as set forth in this Clause 6A.3. If under the rules of the Applicable Exchange approval by the stockholders of Borrower would be required in connection with the issuance of Shares upon any conversion under this Clause 6A, then unless and until such stockholder approval has been obtained, (a) at any time the conversion price as calculated in accordance with Clause 6A.1 would be less than the Drawdown Market Price applicable to the Drawdown Amount being converted, the maximum amount of the Drawdown Amount that may be converted into Shares shall be the amount entitling Lender to receive a number of Shares that, when added to any Shares previously or contemporaneously issued to Lender upon a conversion subject to the restrictions of this Clause 6A, would equal the 19.9% Cap, and (b) the maximum amount of the Outstanding Amount that may be converted into Shares shall be subject to the 50% Cap. To the extent any Outstanding Amount cannot be so converted as a result of the 19.9% Cap or the 50% Cap such funds shall remain outstanding as loan funds in accordance with the terms of this Agreement.

K Clause 8.1(b) of the Original Loan Agreement is hereby amended, restated and replaced by the following:

(b)	Obligations - if the Borrower fails to perform any of its obligations under or otherwise breaches this Agreement and, such failure or breach (if capable of remedy) remains unremedied to the satisfaction of the Lender for ten (10) Business Days after notice requiring its remedy has been given by the Lender to the Borrower;

L Except as specifically amended by this Amendment, the Loan Agreement shall remain in full force and effect.

M The Borrower shall be responsible for its own costs in relation to the preparation and execution of this Amendment.

N Each of the provisions of this Amendment shall be severable and distinct from one another and if at any time anyone or more of these provisions (or any part of them) is or becomes invalid, illegal or unenforceable the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

O This Amendment may be executed in any number of counterparts, which shall together constitute one agreement. Any party may enter into this Amendment by signing any such counterpart. This Amendment may be executed with signatures transmitted among the parties by pdf attached to an electronic mail, and no party shall deny the validity of a signature or this Amendment signed and transmitted by pdf attached to an electronic mail on the basis that a signed document is represented by a copy or facsimile and not an original.

P This Agreement and any non-contractual obligations arising from or in connection with it shall in all respects be governed by and construed in accordance with English law.

Q The parties irrevocably agree that the Courts of England are to have jurisdiction to settle any dispute arising from or in connection with this Agreement or relating to any non-contractual obligations arising from or in connection with this Agreement.

IN WITNESS whereof these presents consisting of this and the preceding pages and the Schedules is executed as follows.

Executed and Delivered as a Deed by	/s/ Gregory Bailey
(Director)

a duly authorised Director, for and on behalf
of JUVENESCENCE LIMITED

Executed and Delivered as a Deed by	/s/ David Ellam
(Director/) Authorised Signatory

a duly authorised signatory, for and on behalf
of JUVENESCENCE LIMITED

Executed and Delivered as a Deed by	/s/ Andrea Park
(Chief Financial Officer)

A duly authorised officer, for and on behalf
Of AGEX THERAPEUTICS INC.

Executed and Delivered as a Deed by	/s/ Michael D. West
(Director)

A duly authorised Director, for and on behalf
Of AGEX THERAPEUTICS INC.